Exhibit 12.1

STATEMENT RE COMPUTATION OF RATIOS

PROSPERITY BANCSHARES, INC.

Computation of Consolidated Ratio of Earnings to Fixed Charges

(Dollars in Thousands)

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
Income before taxes	$306,499	$325,063	$430,195	$445,749	$329,817	$251,684	$213,766
Interest expense, including deposits	32,322	29,877	39,191	43,641	40,471	39,136	45,240
Estimated interest component of net rental expense (1)	1,862	1,855	2,459	2,494	1,928	1,796	1,725

Earnings, including deposits	$340,683	$356,795	$471,845	$491,884	$372,216	$292,616	$260,731

Interest expense, including deposits	$32,322	$29,877	$39,191	$43,641	$40,471	$39,136	$45,240
Estimated interest component of net rental expense (1)	1,862	1,855	2,459	2,494	1,928	1,796	1,725

Fixed charges, including deposits	$34,184	$31,732	$41,650	$46,135	$42,399	$40,932	$46,965

Consolidated ratio of earnings to fixed charges including deposits	9.97x	11.24x	11.33x	10.66x	8.78x	7.15x	5.55x

Income before taxes	$306,499	$325,063	$430,195	$445,749	$329,817	$251,684	$213,766
Interest expense, excluding deposits	2,675	2,378	3,117	5,770	5,249	4,650	4,265
Estimated interest component of net rental expense (1)	1,862	1,855	2,459	2,494	1,928	1,796	1,725

Earnings, excluding deposits	$311,036	$329,296	$435,771	$454,013	$336,994	$258,130	$219,756

Interest expense, excluding deposits	$2,675	$2,378	$3,117	$5,770	$5,249	$4,650	$4,265
Estimated interest component of net rental expense (1)	1,862	1,855	2,459	2,494	1,928	1,796	1,725

Fixed charges, excluding deposits	$4,537	$4,233	$5,576	$8,264	$7,177	$6,446	$5,990

Consolidated ratio of earnings to fixed charges excluding deposits	68.56x	77.79x	78.15x	54.94x	46.95x	40.04x	36.69x

(1)	Equal to one-third of lease expense for operating leases, which total lease expense for operating leases was (dollars in thousands) $5,585 and $5,565 for the nine months ended September 30, 2016 and 2015, respectively, and $7,376, $7,483, $5,784, $5,387 and $5,176 for the years ended December 31, 2015, 2014, 2013, 2012 and 2011, respectively.